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ArvinMeritor Reports Higher Profits for Second-Quarter

Fiscal Year 2008

Company Announces Strong Quarter Despite Industry

Headwinds in North America

TROY, Mich. (April 29, 2008) — ArvinMeritor, Inc. (NYSE: ARM) today reported financial results for its second quarter ended March 31, 2008.

Highlights for Second-Quarter Fiscal Year 2008

•	Sales of $1.8 billion – approximately $150 million higher than the same period last year primarily due to the effects of changes in foreign currency.
•	Net income was $20 million, or $0.28 per diluted share, compared to a net loss of $94 million, or $1.34 per diluted share in the second quarter of fiscal year 2007.
•	Income from continuing operations, before special items, was $27 million, or $0.37 per diluted share, compared to $12 million, or $0.17 per diluted share one year ago.
•	Cash flow from operations, net of capital expenditures, was $134 million compared to an outflow of $71 million in the same period last year.
•

Commercial Vehicle Systems (CVS) EBITDA margins increased by 1.5 percentage points, before special items, in the second quarter of fiscal year 2008 compared to the same period last year, despite lower commercial vehicle volumes in North America.

•

Performance Plus initiatives were implemented during the second quarter that will result in savings of $32 million on an annual run-rate basis. The company continues to expect Performance Plus cost reductions of $75 million this year net of known risks; growth opportunities previously announced will provide incremental profit opportunities.

“In spite of the downturn in the North American commercial vehicle market that has lasted longer than we anticipated, and volume declines in the light vehicle market in North America, we delivered strong results this quarter,” said Chairman, CEO and President Chip McClure. “Initiatives driven through Performance Plus, including lean improvements in our global manufacturing operations, are helping us put in place a solid foundation for continued earnings growth.”

Results for the Second-Quarter Fiscal Year 2008

In the second quarter of fiscal year 2008, ArvinMeritor posted sales from continuing operations of $1.8 billion, up from the same period last year. Excluding the impact of foreign currency translation, sales were approximately flat due to a continued weak economy in North America, offset by strong sales growth in South America, Europe and Asia.

EBITDA, before special items, was $104 million, up $27 million from the same period last year. This increase is primarily due to improved pricing and commodity cost recovery actions; cost reductions in direct material, overhead, labor and burden; increased throughput in the company’s European facilities resulting from improved operational performance; stronger volumes in South America and higher sales of off-highway products in China and U. S. military products – all partially offset by lower vehicle volumes in North America and sharply rising commodity prices.

On a GAAP basis, the company’s income from continuing operations was $24 million or $0.33 per diluted share, compared to a loss from continuing operations of $13 million or $0.19 per diluted share in the same period last year.

Income from continuing operations, before special items, was $27 million, or $0.37 per diluted share, compared to $12 million, or $0.17 per diluted share, a year ago. The only special item for the quarter was a $3 million after-tax charge associated with the company’s previously announced restructuring program, compared to special items totaling $25 million after-tax in the same quarter of last year.

Free cash flow (cash flow from operations net of capital expenditures) was $134 million in the second quarter. Excluding non-recourse sales of receivables, free cash flow was $52 million this quarter compared to an outflow of $88 million one year ago. Free cash flow included $28 million in proceeds from the termination of interest rate swaps, but did not include $28 million received in connection with the final purchase price adjustment from the sale of our Emissions Technologies business.

Update on Performance Plus

As previously announced, ArvinMeritor expects cost reductions driven by its Performance Plus transformation program to generate $150 million in net savings by 2009, with $75 million occurring by the end of fiscal year 2008.

The company originally defined three areas of Performance Plus as cost reduction targets: Direct Material Optimization, Manufacturing and Overhead. In the second quarter, achievements in each of these areas contributed to the company’s cost reduction targets including:

•	In-sourced manufacturing for certain CVS products to result in annual savings of $7 million.

•	Continued performance improvements resulting from implementation of the ArvinMeritor Production System.

•	Selected a single source provider for North American industrial labor and global professional and clerical labor resulting in annual savings of $4 million.

Performance Plus also included initiatives to enhance the company’s profitable growth. The following growth actions were implemented this quarter:

•	Awarded a long-term, multi-million dollar, supply agreement to provide remanufactured transmissions and axle carriers to Navistar Parts.

•	Launched remanufactured transmissions in the Plainfield, Ind., aftermarket facility.

•	Entered into a multi-year agreement with Tata Consultancy Services in India to enhance Light Vehicle Systems (LVS) engineering capabilities including product development and support in Asia Pacific.

•	Re-established the company’s off-highway original equipment and aftermarket components business in North America, South America, Europe and Africa.

•	Awarded new business in conjunction with 2,200 new MRAP orders since January 2008.

•	Booked new business with an Asian manufacturer to supply more than two million additional window regulator motors in China beginning in mid-2008.

•	Announced new products designed specifically for the Asian market including the New Asian Latch product range of modular door latch designs, and a new sliding door latch system.

Manufacturing Footprint Improvements

In addition, several actions were implemented in the second quarter of fiscal year 2008 to improve the company’s global manufacturing footprint.

•	Building three new light vehicle manufacturing plants in Asia Pacific to support increased business in the region.

•	Began production at the LVS facility in Salonta, Romania, to supply window regulators, cables, latches and actuators directly to Dacia – as well as for export to Western European customers.

•

On track for July 2008 completion of the company’s new commercial vehicle Monterrey, Mexico facility; also upgrading the company’s Asheville, N.C. axle facility to include a new carrier assembly line for the NG14X – the next generation line haul axle to be launched in February 2009.

Mitigating Rising Steel Prices

The commodity markets are currently experiencing unprecedented volatility. Scrap steel, iron ore, and coking coal prices have simultaneously risen faster and higher than levels seen in the past. One of the world’s largest steel producers has recently announced a $250 per short ton surcharge on contract sales of sheet steel.

Other factors contributing to the volatility include:

•	Weak dollar resulting in a decline in imported steel
•	Global consolidation in the steel industry
•	Fuel and energy costs
•	Global demand

The combined impact of these factors has created a situation more significant to the global transportation industry than the effect of steel price increases encountered in 2004.

While ArvinMeritor continues to drive lean improvement actions throughout the company’s global operations, and strives to implement Performance Plus initiatives to gain additional efficiencies, it will not be possible to mitigate increases of this proportion through existing cost reduction programs alone. The company has steel cost recovery programs with most major OEMs, and will aggressively pursue additional recovery actions to address these extraordinary costs.

Outlook

The company’s calendar year 2008 forecast for light vehicle sales is 15.2 million vehicles in North America, down from the previous forecast. The company’s forecast for Western Europe is 17.1 million vehicles, unchanged from the prior forecast.

ArvinMeritor’s fiscal year 2008 forecast for North American Class 8 truck production is in the range of 200,000 to 220,000 units. The company’s fiscal year 2008 forecast for heavy and medium truck volumes in Western Europe is 565,000 to 575,000. On a calendar year basis, the company anticipates North America Class 8 truck production to be in the range of 220,000 to 240,000 units; and heavy and medium truck volumes in Western Europe to be in the range of 580,000 to 590,000.

The company now expects sales from continuing operations in fiscal year 2008 in the range of $7.1 billion to $7.3 billion, up $200 million from the previous guidance primarily due to foreign exchange movements and continued growth outside the U.S.

The outlook for full-year EBITDA from continuing operations, before special items, is expected to be in the range of $385 million to $405 million for the fiscal year. ArvinMeritor reaffirms its forecast for diluted earnings per share from continuing operations, before special items, to be in the range of $1.40 to $1.60. This guidance is based on the assumption of 1.4 percent U.S. GDP growth, and excludes gains or losses on divestitures and restructuring costs. ArvinMeritor reaffirms its forecast for free cash flow to be in the range of negative $75 million to negative $125 million.

“Commodity prices are spiking in a dramatic fashion,” said McClure. “These increases, combined with resulting higher energy costs, require us to take additional recovery actions to mitigate future impact. For fiscal year 2008, we remain focused on our strategy to deliver results and are confident we will achieve our full-year guidance.”

About ArvinMeritor

ArvinMeritor, Inc. is a premier global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves commercial truck, trailer and specialty original equipment manufacturers and certain aftermarkets, and light vehicle manufacturers. Headquartered in Troy, Mich., ArvinMeritor employs approximately 18,000 people in 24 countries. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company's Web site at: http://www.arvinmeritor.com/.

Editor’s Note: High-resolution photos can be downloaded from ArvinMeritor's Photo Library at http://www.arvinmeritor.com/media_room/photo_library.asp.

Forward-Looking Statements

This press release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to global economic and market cycles and conditions; the demand for commercial, specialty and light vehicles for which the company supplies products; availability and sharply rising cost of raw materials, including steel and oil; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of the company’s suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations and the ability to achieve the expected benefits of restructuring actions; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to continue to comply with covenants in its financing agreements; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; the outcome of actual and potential product liability and warranty and recall claims; rising costs of pension and other post-retirement benefits and possible changes in pension and other accounting rules; as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in other filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the company has provided information regarding income from continuing operations, diluted earnings per share and operating income before special items, which are non-GAAP financial measures. These non-GAAP measures are defined as reported income or loss from continuing operations, reported diluted earnings or loss per share, and operating income or loss plus or minus special items. Other non-GAAP financial measures include EBITDA and EBITDA, before special items, and free cash flow. EBITDA is defined as income (loss) from continuing operations before income taxes, depreciation and amortization and loss of sale on receivables. EBITDA, before special items, is defined as EBITDA, plus or minus special items. Free cash flow represents net cash provided by operating activities, less capital expenditures.

Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the company's financial position and results of operations. Management uses EBITDA as the primary basis to evaluate the performance of each of its reportable segments.

Management believes EBITDA is a meaningful measure of performance as it is commonly utilized by management and investors to analyze operating performance and entity valuation. Management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure operating performance in our industry. Free cash flow is useful in analyzing the company’s ability to service and repay its debt. Further, management uses these non-GAAP measures for planning and forecasting in future periods.

These non-GAAP measures should not be considered a substitute for the reported results prepared in accordance with GAAP. EBITDA should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Free cash flow should not be considered a substitute for cash provided by operating activities or other cash flow statement data prepared in accordance with GAAP or as a measure of liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt or cash received from the divestitures or businesses or sales of other assets and thus does not reflect funds available for investment or other discretionary uses.

These non-GAAP measures should not be considered a substitute for the reported results prepared in accordance with GAAP. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies.

Set forth on the following pages are reconciliations of these non-GAAP financial measures, if applicable, to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Second-Quarter Results Conference Call

ArvinMeritor will host a conference call and Web cast to present its fiscal year 2008 second-quarter financial results on Tuesday, April 29, 2008, at 8 a.m. (ET).

To participate, call (617) 213-4859, ten minutes prior to the start of the call. Please reference Passcode 50118706 when dialing in. Investors can also listen to the conference call in real time – or for 90 days by recording – by visiting www.arvinmeritor.com.

A replay of the call will be available from 10 a.m. April 29, 2008, until 11:59 p.m.  May 2, 2008, by calling (888) 286-8010 within the United States and Canada, or (617) 801-6888 for international callers. Please reference Passcode 35483669.

To access the listen-only audio Web cast, visit the ArvinMeritor Web site at www.arvinmeritor.com and select the Web cast link from the home page or the investor page.

ARVINMERITOR, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(in millions, except per share amounts)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Sales	$1,781	$1,627	$3,444	$3,195
Cost of sales	(1,614)	(1,484)	(3,147)	(2,948)
GROSS MARGIN	167	143	297	247
Selling, general and administrative	(105)	(99)	(197)	(172)
Restructuring costs	(5)	(37)	(15)	(37)
Other income (expense), net	(1)	10	(1)	12
OPERATING INCOME	56	17	84	50
Equity in earnings of affiliates	6	7	17	14
Interest expense, net	(20)	(34)	(47)	(61)
INCOME (LOSS) BEFORE INCOME TAXES	42	(10)	54	3
Provision for income taxes	(14)	—	(24)	(1)
Minority interests	(4)	(3)	(7)	(5)
INCOME (LOSS) FROM CONTINUING OPERATIONS	24	(13)	23	(3)
LOSS FROM DISCONTINUED OPERATIONS	(4)	(81)	(15)	(84)
NET INCOME (LOSS)	20	(94)	8	(87)

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$0.33	$(0.19)	$0.32	$(0.04)
Discontinued operations	(0.05)	(1.15)	(0.21)	(1.20)
Diluted earnings (loss) per share	$0.28	$(1.34)	$0.11	$(1.24)

Diluted average common shares outstanding	72.5	70.2	72.5	69.8

ARVINMERITOR, INC.

CONSOLIDATED BALANCE SHEET

(in millions)

	March 31,	September 30,
	2008	2007
	(Unaudited)
ASSETS:
Cash and cash equivalents	$377	$409
Receivables, trade and other, net	1,229	1,223
Inventories	621	541
Other current assets	229	216
Net property	752	738
Goodwill	526	520
Other assets	1,117	1,142
TOTAL ASSETS	$4,851	$4,789

LIABILITIES AND SHAREOWNERS’ EQUITY
Short-term debt	$229	$18
Accounts payable	1,282	1,342
Other current liabilities	567	719
Long-term debt	1,070	1,130
Retirement benefits	782	763
Other liabilities	245	209
Minority interests	72	65
Shareowners' equity	604	543
TOTAL LIABILITIES AND SHAREOWNERS’ EQUITY	$4,851	$4,789

ARVINMERITOR, INC.

CONSOLIDATED BUSINESS SEGMENT INFORMATION

(in millions)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Sales:
Commercial Vehicle Systems	$1,192	$1,075	$2,272	$2,121
Light Vehicle Systems	589	552	1,172	1,074
Total sales	$1,781	$1,627	$3,444	$3,195
EBITDA:
Commercial Vehicle Systems	$84	$60	$155	$123
Light Vehicle Systems	19	8	21	22
Total Segment EBITDA	103	68	176	145
Unallocated Corporate Costs	(4)	(1)	(5)	(1)
ET Corporate Allocations	—	(11)	—	(18)
Total EBITDA	99	56	171	126
Loss on Sale of Receivables	(5)	(1)	(9)	(3)
Depreciation and Amortization	(36)	(34)	(68)	(64)
Interest Expense, Net	(20)	(34)	(47)	(61)
Provision for Income Taxes	(14)	—	(24)	(1)
Income (Loss) Continuing Operations	$24	$(13)	$23	$(3)

ARVINMERITOR, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in millions)

	Six Months Ended March 31,
	2008	2007
	(Unaudited)
OPERATING ACTIVITIES
Income (loss) from continuing operations	$23	$(3)
Adjustments to income (loss) from continuing operations:
Depreciation and amortization	68	64
Gain on divestitures	—	(2)
Adjustment to impairment reserves, net	—	(10)
Restructuring costs, net of payments	(5)	20
Loss on debt extinguishment	3	6
Pension and retiree medical expense	52	67
Other adjustments to income (loss) from continuing operations	(8)	1
Pension and retiree medical contributions	(43)	(136)
Proceeds from terminations of interest rate swaps	28	—
Changes in off-balance sheet receivable securitization and factoring	197	20
Changes in assets and liabilities	(409)	(81)
Cash flows used for continuing operations	(94)	(54)
Cash flows used for discontinued operations	(14)	(9)
CASH USED FOR OPERATING ACTIVITIES	(108)	(63)
INVESTING ACTIVITIES
Capital expenditures	(63)	(48)
Acquisitions of businesses and investments, net of cash acquired	(41)	(2)
Proceeds from disposition of property and businesses	8	11
Proceeds from investments and marketable securities	5	5
Net investing cash flows provided by (used for) discontinued operations	55	(23)
CASH USED FOR INVESTING ACTIVITIES	(36)	(57)
FINANCING ACTIVITIES
Borrowings on senior secured revolving credit facility	—	74
Borrowings (payments) on accounts receivable securitization program	128	(40)
Issuance of convertible notes	—	200
Repayment of notes	(5)	(227)
Borrowings (payments) on lines of credit and other, net	4	(1)
Net change in debt	127	6
Debt issuance and extinguishment costs	(6)	(10)
Proceeds from exercise of stock options	—	6
Cash dividends	(15)	(14)
Other financing activities	—	(1)
Net financing cash flows used for discontinued operations	—	(1)
CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	106	(14)
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE
RATES ON CASH AND CASH EQUIVALENTS	6	6
CHANGE IN CASH AND CASH EQUIVALENTS	(32)	(128)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	409	350
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$377	$222

ARVINMERITOR, INC.

SELECTED FINANCIAL INFORMATION – RECONCILIATION

Non-GAAP

(Unaudited, in millions, except per share amounts)

	Q2 FY 08		Q2 FY 08
	Reported	Restructuring	Before Special Items
Sales	$1,781	$—	$1,781
Gross Margin	167	—	167
Operating Income	56	5	61
Income from Continuing Operations	24	3	27
Diluted Earnings Per Share – Continuing Operations	$0.33	$0.04	$0.37

Segment EBITDA:
Commercial Vehicle Systems	$84	$—	$84
Light Vehicle Systems	19	5	24
Total Segment EBITDA	$103	$5	$108

Segment EBITDA Margins
Commercial Vehicle Systems	7.0%		7.0%
Light Vehicle Systems	3.2%		4.1%
Total Segment EBITDA Margins	5.8%		6.1%

ARVINMERITOR, INC.

SELECTED FINANCIAL INFORMATION – RECONCILIATION

Non-GAAP

(Unaudited, in millions, except per share amounts)

		Ride Control
	Q2 FY 07	Fair Value	Product		Debt	Income	Q2 FY 07 Before
	Reported	Adjustments	Disruptions	Restructuring	Extinguishment	Taxes	Special Items
Sales	$1,627	$—	$—	$—	$—	$—	$1,627
Gross Margin	143	—	(6)	—	—	—	137
Operating Income	17	(10)	(6)	37	—	—	38
Income (Loss) from Continuing Operations	(13)	(6)	(4)	23	4	8	12
Diluted Earnings (Loss) Per Share – Continuing Operations	$(0.19)	$(0.08)	$(0.05)	$0.32	0.06	$0.11	$0.17

Segment EBITDA:
Commercial Vehicle Systems	$60	$—	$(9)	$8	$—	$—	$59
Light Vehicle Systems	8	(10)	3	29	—	—	30
Total Segment EBITDA	$68	$(10)	$(6)	$37	$—	$—	$89

Segment EBITDA Margins
Commercial Vehicle Systems	5.6%						5.5%
Light Vehicle Systems (1)	1.4%						5.2%
Total Segment EBITDA Margins	4.2%						5.4%

(1) LVS margins before special items are adjusted to reflect the impact of reduced volumes in our Brussels operation.

ARVINMERITOR, INC.

EBITDA Before Special Items Reconciliation

Non-GAAP

(Unaudited, in millions)

	Quarter Ended March 31,
	2008	2007

Total EBITDA - Before Special Items	$104	$77
Restructuring Costs	(5)	(37)
Ride Control Fair Value Adjustment	—	10
Product Disruptions	—	6
Loss on Sale of Receivables	(5)	(1)
Depreciation and Amortization	(36)	(34)
Interest Expense, Net	(20)	(34)
Provision for Income Taxes	(14)	—
Income (Loss) From Continuing Operations	$24	$(13)

ARVINMERITOR, INC.

FREE CASH FLOW - RECONCILIATION

Non-GAAP

(Unaudited, in millions)

	Quarter Ended March 31,
	2008	2007

Cash provided by (used for) operating activities	$163	$(30)
Less: Capital expenditures (1)	(29)	(41)
Free cash flow	$134	$(71)

(1)	Includes capital expenditures of discontinued operations of $13 million in the prior year.